Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:     Chuck Coppa, CFO or Lyle Jensen, CEO

GreenMan Technologies, 781-224-2411

Investor Relations Contacts: John Nesbett or Jennifer Belodeau

Institutional Marketing Services (IMS), 203-972-9200

GreenMan Technologies Reports Second Quarter Fiscal 2012 Results

Lynnfield, MA –May 15, 2012 - GreenMan Technologies, Inc. (OTCQB: GMTI), today announced results for the three and six months ended March 31, 2012.

Lyle Jensen, GreenMan’s President and Chief Executive Officer stated, “This is a transformative time in our Company’s development as our vehicular strategy in the U.S. continues to gain momentum. Our solid second quarter performance reflects the traction that our dual-fuel technology is gaining with the oil and gas industry as well as the international marketplace, as demonstrated by revenue growth of 11%. We also saw significantly reduced research and development costs in the quarter as we have completed the majority of the internal testing of the technical feasibility of our new electronic control software, our new dual fuel products and enhancements to existing dual fuel products.

“We continue to aggressively pursue EPA approvals that will further the use of our dual fuel technology in the domestic vehicular market. Following the close of the quarter, we received EPA approval of fifty-five CAT and Detroit Diesel 'OUL' Engine Families which include some of the most popular higher mileage engine models on the road today and represent 10 of the top 40 targeted OUL engine families. Additionally, just after the close of the quarter, we announced the completion of a successful capital raise of $8.2 million which we anticipate will help drive our strategic growth. The recent EPA approval and capital raise will allow us to finalize additional OUL engine family approvals and to accelerate our plans to begin emissions testing for Intermediate Age (“IUL”) engine models, which represent a larger portion of what we believe is a multi-billion U.S. market for diesel conversions.

“The strength of our dual fuel solution is validated by the solid revenue increase posted by APG in the second quarter and also by the diverse markets we are now serving. We believe the economic and environmental appeal of our technology, leaves us well positioned to continue to drive revenue growth and increase shareholder value.”

Conference Call

Please join us tomorrow, Wednesday, May 16, 2012 at 10:30 AM Eastern in which we will discuss the results for the three and six months ended March 31, 2012. To participate, please call 1-800-311-6662 and ask for the GreenMan call using pass code 5754988. A replay of the conference call can be accessed until 11:50 PM on May 31, 2012 by calling 1-888-203-1112 and entering pass code 5754988.

Three Months ended March 31, 2012 Compared to the Three Months ended March 31, 2011

Net sales from continuing operations for the three months ended March 31, 2012 increased $55,000 or 11 percent to $573,000 as compared to net sales of $518,000 for the three months ended March 31, 2011. The increase is attributable to stronger domestic stationary and international stationary and vehicular dual fuel revenues.

During the three months ended March 31, 2012, we achieved a gross profit of $114,000 as compared to a negative gross profit of $79,000 for the three months ended March 31, 2011. The increase was attributable to higher revenue and lower manufacturing overhead costs during the three months ended March 31, 2012.

Selling, general and administrative expenses for the three months ended March 31, 2012 decreased $172,000 or 21 percent to $650,000 as compared to $822,000 for the three months ended March 31, 2011. The decrease was primarily attributable to lower selling, professional and non-cash stock option amortization expenses.

During the three months ended March 31, 2011, we recorded an impairment loss of $150,000 associated with a long term deposit for the distribution rights to a tire to energy technology which has not been completed

Costs associated with our research and development decreased $262,000 or 81 percent to $61,000 for the three months ended March 31, 2012 as compared to $323,000 for the three months ended March 31, 2011. The decrease is attributable to the completion of a majority of our internal research and development projects relating to the technical feasibility of our new electronic control unit operating software as well as the introduction of new dual fuel products and enhancements made to the current family of dual fuel products.

During the three months ended March 31, 2012, interest and financing expense increased $266,000 to $425,000 including $286,000 of non-cash financing costs as compared to $159,000 for the three months ended March 31, 2011 due to increased borrowings.

Our net loss from continuing operations decreased $516,000 or 33 percent to $1,046,000 for the three months ended March 31, 2012 as compared to a net loss of $1,562,000 for the three months ended March 31, 2011.

The loss from discontinued operations for the three months ended March 31, 2012 and 2011 of $63,000 and $744,000, respectively, relates to the net results of our molded rubber products operations which were sold in August 2011.

Our net loss for the three months ended March 31, 2012 was $1,109,000 or ($.03) per basic share as compared to $2,306,000 or ($.07) per basic share for the three months ended March 31, 2011.

Six Months ended March 31, 2012 Compared to the Six Months ended March 31, 2011

Net sales from continuing operations for the six months ended March 31, 2012 increased $91,000 or 10 percent to $969,000 as compared to net sales of $878,000 for the six months ended March 31, 2011. The increase is attributable to stronger domestic stationary and international stationary and vehicular dual fuel revenues.

During the six months ended March 31, 2012, we achieved a gross profit of $104,000 as compared to a negative gross profit of $115,000 for the six months ended March 31, 2011. The increase was attributable to higher revenue and lower manufacturing overhead costs during the six months ended March 31, 2012.

Selling, general and administrative expenses for the six months ended March 31, 2012 decreased $263,000 or 16 percent to $1,373,000 as compared to $1,636,000 for the six months ended March 31, 2011. The decrease was primarily attributable to lower selling, professional and non-cash stock option amortization expenses.

During the six months ended March 31, 2011, we recorded an impairment loss of $150,000 associated with a long term deposit for the distribution rights to a tire to energy technology which has not been completed

Costs associated with our research and development decreased $416,000 or 81 percent to $98,000 for the six months ended March 31, 2012 as compared to $514,000 for the six months ended March 31, 2011. The decrease is attributable to the completion of a majority of our internal research and development projects relating to the technical feasibility of our new electronic control unit operating software as well as the introduction of new dual fuel products and enhancements made to the current family of dual fuel products.

During the six months ended March 31, 2012, interest and financing expense increased $516,000 to $780,000 including $492,000 of non-cash financing costs as compared to $264,000 for the six months ended March 31, 2011 due to increased borrowings.

Our net loss from continuing operations decreased $545,000 or 20 percent to $2,190,000 for the six months ended March 31, 2012 as compared to a net loss of $2,735,000 for the six months ended March 31, 2011.

The loss from discontinued operations for the six months ended March 31, 2012 and 2011 of $63,000 and $1,056,000, respectively, relates to the net results of our molded rubber products operations which were sold in August 2011.

Our net loss for the six months ended March 31, 2012 was $2,253,000 or ($.06) per basic share as compared to $3,791,000 or ($.11) per basic share for the six months ended March 31, 2011.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Six Months Ended March 31,
	2012	2011	2012	2011

Net sales	$573,000	$518,000	$969,000	$878,000
Cost of sales	459,000	597,000	865,000	993,000
Gross profit (loss)	114,000	(79,000)	104,000	(115,000)
Selling, general and administrative	650,000	822,000	1,373,000	1,636,000
Impairment loss	—	150,000	—	150,000
Research and development	61,000	323,000	98,000	514,000
	711,000	1,295,000	1,471,000	2,300,000
Operating loss from continuing operations	(597,000)	(1,374,000)	(1,367,000)	(2,415,000)
Other income (expense):
Interest and financing expense	(425,000)	(159,000)	(780,000)	(264,000)
Other, net	(24,000)	(29,000)	(43,000)	(56,000)
Other expense, net	(449,000)	(188,000)	(823,000)	(320,000)
Loss from continuing operations	(1,046,000)	(1,562,000)	(2,190,000)	(2,735,000)
Discontinued operations:
Loss on disposal of discontinued operations	(63,000)	—	(63,000)	—
Loss from discontinued operations	—	(744,000)	—	(1,056,000)
	(63,000)	(744,000)	—	(1,056,000)
Net loss	$(1,109,000)	$(2,306,000)	$(2,253,000)	$(3,791,000)

Loss from continuing operations per share - basic and diluted	$(0.03)	$(0.05)	$(0.06)	$(0.08)

Loss from discontinued operations per share - basic and diluted	—	(0.02)	—	(0.03)

Net loss per share	$(0.03)	$(0.07)	$(0.06)	$(0.11)

Weighted average shares outstanding – basic and diluted	35,700,000	33,668,000	36,150,000	33,551,000

Condensed Consolidated Balance Sheet Data

	March 31, 2012	September 30, 2011
Assets
Current assets	$1,767,000	$1,870,000
Property, plant and equipment, net	305,000	384,000
Other assets	1,929,000	1,533,000
	$4,001,000	$3,787,000
Liabilities and Stockholders’ Deficit
Current liabilities	$6,880,000	$4,536,000
Notes payable, non-current	539,000	1,824,000
Obligations due under lease settlement, non-current	506,000	506,000
Stockholders’ deficit	(3,924,000)	(3,079,000)
	$4,001,000	$3,787,000

About GreenMan Technologies

GreenMan’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas™ conversion technology for aftermarket vehicular and stationary diesel engines and diesel generators. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 80% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.greenman.biz and www.americanpowergroupinc.com.

Caution Regarding Forward-Looking Statements and Opinions

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, results of future operations, difficulties or delays in developing or introducing new products and keeping them on the market, the results of future research, lack of product demand and market acceptance for current and future products, adverse events, product changes, the effect of economic conditions, the impact of competitive products and pricing, governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the results of litigation, factors affecting the Company's future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2011 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.